Exhibit 10.2

This exhibit has been redacted to exclude information the Registrant believes is confidential in nature.  The redacted portions have been markes with an "*,"  The redacted matieral has been omitted pursuant to a request for confidential treatment and the redacted matieral has been filed seperately with the Securities and Exchange Commission.

ASSIGNMENT AND ASSUMPTION OF
SOFTWARE LICENSE AGREEMENT

This Assignment and Assumption of Software License Agreement (the "Assignment") is made as of the 16th day of June, 2007, by and between:

Muscato Corporation ("Licensor"), Crossroads Acquisition Corp., successor-in-interest by merger to United Wisconsin Services, Inc. ("Crossroads"), and National Government Services, Inc. ("NGS").

WHEREAS, Crossroads obtained from Licensor a software license on April 28, 2000, for the use of certain Licensor software ("the Software") and maintenance and support services described in Attachment A (collectively, "the License"); and

WHEREAS, Crossroads intends to assign to NGS its rights and obligations under the License; and

WHEREAS, Crossroads is not permitted to assign its rights and obligations to the License without the prior written consent of Licensor, and

WHEREAS, Licensor has agreed to grant its consent to a one time assignment.

NOW, TIIEREFORE, in consideration of Licensor granting its consent to the assignment, the parties hereby agree as follows:

A.	ASSIGNMENT OF THE LICENSE BY CROSSROADS TO NGS

1. Crossroads hereby transfers, conveys, and assigns all of its rights to the License to NGS. Licensor consents to the assignment of the License by Crossroads to NGS, subject to the performance of all of the obligations of Crossroads contained in the License.

B.	ASSUMPTION OF THE OBLIGATIONS UNDER THE LICENSE OF CROSSROADS BY NGS

1. NGS agrees to assume the obligations of Crossroads under the Muscato Corporation Hardware, Software License and Services Agreement executed on April 28th, 2000 (the "Agreement"), and NGS agrees to be bound to the same extent that Crossroads was bound, as Licensor, by the Agreement.

C.	ASSIGNMENT

1. NGS may not assign its rights under the Agreement without the prior written consent and approval of Licensor. Any purported assignment by NGS without the prior written consent and approval of Licensor will he null and void and will be a breach of the License and this Assignment.

D.	RELEASE OF CROSSROADS

1.           Licensor releases Crossroads of all of its obligations under the Agreement, save for all provisions in the Agreement that specifically survive termination.

E.	RELEASE OF LICENSOR

I. Crossroads releases Licensor of all of its obligations under the Agreement, save for all provisions in the Agreement that specifically survive termination.

F.	CHOICE OF LAW

I. This Assignment shall be governed in all respects by the laws of the State of Florida. The parties hereto agree to submit to the personal and exclusive jurisdiction of the federal and state courts of the State of Florida with respect to any dispute arising out of this Assignment.

G.	ENTIRE AGREEMENT

1. THIS ASSIGNMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ALL PROPOSALS, ORAL AND 'WRITTEN, BETWEEN THE PARTIES ON THIS SUBJECT.

IN WITNESS HEREOF the parties hereto have duly executed this Assignment by the hands of their proper signing officers duly authorized on behalf of the parties as of the day and year first above written.

MUSCATO CORPORATION	CROSSROADS ACQUISITION CORP., SUCCESSOR-IN-INTEREST BY MERGER TO UNITED WISCONSIN SERVICES, INC.

/s/ Leslie Purdy	/s/ Karen E. Geiger
Authorized Signature	Authorized Signature

Printed Name: Leslie Purdy	Printed Name: Karen E. Geiger

Title: SVP Technical Services	Title: Assistant Secretary

NATIONAL GOVERNMENT SERVICES, INC.

/s/ Michael McCarren

Printed Name: Michael McCarren

Title: President

ATTACHMENT A

MUSCATO CORPORATION

HARDWARE, SOFTWARE LICENSE and

SERVICES AGREEMENT

Muscato License Agreement No.  ____________
UWSI Document paul/tech/ Muscato_HSLSA_Final

This Agreement Is entered into this day of      , 2000 between Muscato Corporation, a Florida corporation withits principal place of business at 225 S. Westmont° Drive, Altamonte Springs, Florida, 32714, hereinafter referred to as Muscato, and United Wisconsin Services, Inc., a Wisconsin corporation, with Its principal place of business at 401 West Michigan Avenue, Milwaukee, Wisconsin, 53203, on its own behalf and for and on behalf of its affiliates now existing or hereafter formed or acquired, hereinafter referred to as UWSI.

WHEREAS, UWSI Intends to convert all of UWSI's and certain affiliates' current mainframe-based EMC/EDI claims and ERAs remittance systems to a speedier end more efficient system, facets of which include: a) Increasing throughput transmitting speed, Including obtaining top speed data exchange from external submitters; I)) efficiently handling rising volumes; c) enabling acceptance of encrypted files; d) adding web capability; and ei positioning UWSI and its affiliates to easily and efficiently meet the requirements of the current and pending H1PAA legislation (collectively, "UWSI's Needs");

WHEREAS, UWSI desires to engage a qualified and expert vendor to fulfill UWSI's Needs;

WHEREAS, Muscato has conducted a review and analysis of UWSI's Needs and represents to UWS1 Muscato can fulfill such needs with various hardware, software, and related operating procedures and business methods In an economical and commercially feasible manner us more particularly described In Exhibit A (the "Muscato Solution");

WHEREAS, UWSI, on the basis of the conclusions and recommendations of Muscato and In reliance upon the expertise of Muscato in analyzing Muscato's capability to fulfill UWSI's Needs, desires to contract with Muscato to obtain the Muscato Solution; and

WHEREAS, Muscato desires to contract with UWSI to provide it and its affiliates with the Muscato Solution.

In consideration of the mutual covenants which follow, Moscato and UWSI agree:

1.   TERMINOLOGY

1.1 Acceptance - The Muscato Solution, including the Licensed Product(s), shall be deemed accepted when, after installation on UWSI's Designated System(s) it conforms to and performs all functions and features as set forth in the PIER and has satisfactorily passed UWSI's acceptance as set forth in Section 2 paragraph 2.5 below but in no event shall be later than 210 days from complete installation. If UWSI has not accepted or rejected the Muscato Solution within such 210 day period, it will be deemed to have accepted the Muscato Solution.

1.2 Company shall mean UWSI's affiliates including subsidiaries and affiliate subsidiaries, whether now existing or hereafter formed or acquired, including but not limited to Blue Cross & Blue Shield United of Wisconsin and United Government Services, LICI

1.3 Designated System means the computer systems as identified by a serial or system number or other identification as may be used by the manufacturer, which are within the possession and control of UWSI or the Company and identified on Exhibit 8.

1.4 License Agreement or Agreement means this Hardware, Software License and Services Agreement including Exhibits A through F attached hereto.

1.5 Licensed Product(s) means those items as described in Exhibit A including all third-party software embedded within the Licensed Product(s) or included as part of the Moscato Solution and includes machine object code which allows the software to be used, user documentation, and any related materials which are furnished to UWS1 by Muscato for use in connection with the software.

1.6 PIER shall mean the latest approved version of the Product Integration Environment Review. The latest approved version of the PIER at the time of execution of this agreement is Version 2.1, prepared April 14, 2000 and attached hereto as Exhibit E.

1.7 Release means a Licensed Product(s) version which may be subsequently made available by Muscato to its customer that incorporates any enhancements, updates, or other changes made by Muscato to those Licensed Product(s) that result in a substantially enhanced functionality to the Licensed Product(s) since the previous Release.

1.8 Specifications shall moan the functional specifications as defined in the PIER.

1.9 Use means to cause a computer to execute any machine-readable portion of Licensed Product(s) or to make use of any Muscato documentation, release, or related materials in connection with the execution of any machine-readable portion of a Licensed Product(s).

2.   GRANT of LICENSE & RESTRICTIONS ON COPIES AND TRANSFER

2.1 For the consideration granted herein, Muscat() grants UWSI, pursuant to the terms and conditions of this Agreement, and UWSI hereby accepts a limited-transferable, non-exclusive license to use the Muscato Solution including but not limited to the Licensed Product(s) at UWSI or Company locations as determined by UWSI and on equipment as UWSI deems necessary for the operation of its business. Such license shall be a perpetual license as long as UWSI is not in default, subject to any applicable cure period, of any material provision of this agreement. Except as delineated in Section 2.7 below, Muscato shall be responsible for the licensing of all third-party software utilized as part or in conjunction with the Muscato Solution including but not limited to all costs associated therewith. The terms and conditions of such third-party software licenses shall be compatible with UWSI's intended use of the Muscato Solution throughout the term of this Agreement.

2.2 At no additional charge to UWSI, UWSI may make copies of the Licensed Product(s) for archival purposes or non-production related tasks only. Further, at no additional charge to UWSI, Muscatel hereby grants UWSI the right to reproduce, for internal business purposes only, a sufficient number of copies of the user documentation necessary to support the operation of the Licensed Product(s).

Muscato will provide all user documentation in both hardcopy and electronic formats. UWSI agrees that any such copy shall contain any proprietary or copyright notices appearing on the Software. UWSI shall identify in writing to Muscato the physical location(s) and Designated System(s) where the Licensed Product(s) is installed.Furthermore, Muscato shall have the right, at their expense, to audit UWSI to ensure compliance with this Agreement.

2.3 At no additional charge to UWSI, UWSI may maintain a separate version of the Licensed Product(s) for hotsite backup purposes, which shall be identified on Exhibit B, to only be used in an emergency situation. Such use shall be at no additional charge to UWSI. UWSI agrees that any such copies shall contain any proprietary or copyright notices appearing on the Software. Muscat() shall provide maintenance at no additional charge to UWSI for this version of the Licensed Product(s) under the terms and conditions of a separate maintenance program, as provided in Exhibit C.

2.4 UWSI shall identify in writing the current physical location and the Designated Systems where any copies of the Licensed Product(s) are installed. If such versions of the Licensed Product(s) are moved to another physical location and/or Designated System, UWSI shall notify Muscato of the new location and/or Designed System within thirty (30) days of such transfer. In no event shall Muscato charge  UWSIfor a move of the Licensed Product(s) to another location or Designated System.

2.5 Upon completion of installation of the Muscato Solution, or phases thereof as delineated in the attached exhibits, UWSI shall have a period of no less than thirty (30) days in which to conduct Acceptance testing as it deems necessary. Upon giving notice to Muscat() that the Muscato Solution or any phase thereof, has failed Acceptance testing, UWSI shall have the right to reject the Muscato Solution or any phase thereof, If Muscat() fails to make the necessary corrections and/or modifications within thirty (30) days of receipt of such notice. Upon receiving the applicable corrections and/or modifications, UWSI shall have thirty 130) days in which to test such corrections and/or modifications and either accept or reject that particular phase.

2.6 In the event UWSI rejects the Muscato Solution or any phase thereof the following shall occur:

a) if rejection occurs prior to acceptance of any phase of the Muscato Solution, Muscato shall refund to UWSI all fees and costs paid by UWSI under this Agreement including, but not limited to license fees, programming fees and associated costs except those associated with UWSI's purchase of hardware hereunder and

b) if rejection occurs after acceptance of the initial phase of the Muscato Solution, Muscato shall refund to UWSI all license fees, programming fees and associated costs associated with the applicable phase of the Muscato Solution.

2.7 Muscato shall be responsible for the licensing of 32 instances of use of Oracle data base software utilized as part or in conjunction with the Muscato Solution. Notwithstanding the provisions of Sections 2.1, 2.2, 2.3, this Section 2.7 and Section 3.3 of this Agreement, UWSI shall comply with and be subject to the terms and conditions of Oracle's license agreement. In the event UWSI requires use beyond the 32 instances accorded by this Agreement, it shall be responsible for the cost of licensing such additional instances from Oracle.

3.          CONFIDENTIALITY AND RIGHTS TO PROPERTY

3.1  Each party acknowledges that certain material and information which has or will come into the possession of each in connection with this Agreement, or the performance hereof, consists of confidential and proprietary data and information, of which the disclosure to or use by third parties could be damaging. Confidential and proprietary data and information includes, but is not limited to, information related to Licensed Product(s) supplied hereunder and all software as well as the research, development, trade secrets, or business affairs of the parties to this Agreement, their employees, customers, subsidiaries, affiliates, and agents. Both parties, therefore, agree to hold such data and information in the strictest confidence, and not to release any such data or information except to employees or contractors requiring such data or information in connection with the use of any Licensed Product(s). Each party hereto agrees upon request of the other party to require ell employees and contractors who directly have use or have access to configurations and proprietary data to sign a non-use and non-disclosure agreement to ensure that the obligations of non-use and non-disclosure of confidential and proprietary data and information under this Agreement will be satisfied.

3.2 Nothing herein shall limit either party's use or dissemination of information or data, (i) which has properly been made public by Muscato or UWSI, (ii) which is in the public domain, (iii) which was revealed by the party seeking the protections of this provision to others on a non-confidential basis, (iv) pursuant to the direction of any court, or (v) which by its content and nature would not reasonably be construed to be-confidential by either party unless one party specifically requests the other party in writing to protect the confidentiality of specific information.

3.3 UWSI and Muscato will hold each Licensed Product(s) and the confidential information and proprietary data in confidence at least to the same extent that it protects its own similar confidential information and will take all reasonable precautions consistent with generally accepted standards In the data processing industry to safeguard the confidentiality of each Licensed Product(s). With the exception of the rights granted to UWSI in Section 2 above, no portion of a Licensed Product(s) may be duplicated by UWSI except that UWSI may at no additional charge (i) copy and distribute updates to Designated System(s) and (ii) make copies of any machine object code portion of a Licensed Product(s) for its use as needed for normal security, backup, disaster, training and contingency purposes. Only one copy of the Licensed Product(s) will be run on the Designated System(s) at any one time. UWSI will properly reproduce on each such copy all notices of Muscato's patent, copyright, trademark or trade secret rights in such updates or such portion. UWSI will not reverse compile any Licensed Product(s) and any such attempt shall constitute a breach of this License Agreement and shall, in addition to all other legal remedies available, result in an immediate termination of said license.

3.4 If through Muscat() or UW5I's actions or failure to act, confidential or proprietary data or information is in the possession of a third party without the express written consent of the party to whom the information belongs, the appropriate parties shall, at its expense, proceed against, through negotiation or litigation, any third party who acquires confidential or proprietary data or information from Muscato or UWSI.  UWSIor Muscato shall utilize all necessary legal remedies to enjoin or otherwise prevent such third party from dispersing or disseminating said data or information to any other party, and shall further enjoin and prevent such third party from using confidential or proprietary data or information for its own purpose. If the party who caused the wrongful disclosure is unwilling or unable to proceed against any third party who has acquired such confidential or proprietary data or information the wronged party may proceed against such third party to protect its rights, data and information through negotiation or litigation and shall be reimbursed by the wrongfully releasing party for all reasonable costs or expenses. The party who caused the wrongful disclosure will indemnify the other party for any loss as a result of a third party acquiring confidential or proprietary data or information.

3.5 Muscato acknowledges that during the course of the performance of its obligations under this Agreement, it may come into the possession of personal health care information of UWSI's or the Company's subscribers ("Personal Health Care information"). All such Personal Health Care Information shall be treated as confidential information and shall be subject to the provisions of this Section 3. Notwithstanding the foregoing, Muscato shall also comply with all federal, state or other laws, rules, regulations governing the use and possession of the Personal Health Care Information including but not limited to the Health Insurance Portability and Accountability Act and the insurance statutes and regulations of the State of Wisconsin. Muscato will indemnify UWSI and the Company for any loss they incur as a result of Muscato's breach of this Paragraph 3.5.

3.6 The parties acknowledge that, in the event of breach of any of the forgoing provisions, the injured party will not have an adequate remedy in money or damages and shall therefore he entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request.The right to obtain injunctive relief shall not limit the right to seek further remedies and damages.

3.7 Muscato's and UWSI's obligations under this Section 3 will survive the termination of the License granted under this Agreement for five (5) years following the termination date.

4.         TITLE

4.1 Other than the right to use the Licensed Product(s) as set forth herein, all right, title and interest to all Licensed Product(s), including programs, source and object codes, tapes listing, updates, modifications and other programming documentation, prepared for or delivered to UWSI pursuant to this Agreement shall remain with Muscato.

4.2 Transfers. Except as provided for under Section 14 of this Agreement, UWSI shall not sell, license, publish, display, distribute or otherwise transfer to a third party the Licensed Product(s) or any copy thereof, in whole or in part, without Muscato's prior written consent, which shall not be unreasonably withheld or delayed.

5.         LIMITED WARRANTY AND DISCLAIMER OF LIABILITY

5.1 Warranty. Muscato warrants to UWSI that, for a period of one hundred and eighty (180) days from acceptance as defined in paragraph 1.1, Muscato Solution or any phase thereof including but not limited to the Licensed Product(s) will:

a)	perform in all material respects in accordance with Muscato's specifications and documentation for the then current version thereof;
b)	be free of defects in material and workmanship;
c)
possess the functions and features contemplated by and fully operate and perform and be in good working order in accordance with PIER, Project specifications, any user manuals, documentation, and all of Muscato's advertising materials; and

d)	be free of any critical programming errors.

During this time Muscato agrees to correct any programming error or defect found in the Muscato Solution and make such modifications, additions, and adjustments as may be necessary at no extra cost to the UWSI so that the Muscato Solution performs in accordance with the warranties herein. All such errors or defects shall be timely fixed or corrected In accordance with standards enumerated (Category 1, Category 2, etc.) in the service level escalation procedure detailed in the Maintenance Program (Exhibit C).

5.2 Muscato further warrants that for the term of this Agreement:

a)	neither maintenance performed by Muscato nor future Muscato modifications will degrade the Muscato Solution and
b)	the Licensed Product(s) will contain no viruses, illicit code, time bombs, lock-out devices, keys or other similar devices.

In the event of a breach of the warranties in this Paragraph 5.2, Muscato shall, within twenty-four (24) hours of receipt of written notice by UWSI, replace the nonconforming copy of the Licensed Product(s) with a copy conforming with the warranties herein. UWSI shall be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. The right to obtain injunctive relief shall not limit the right of UWSI to seek further remedies and damages.

5.3 Exclusions of Implied Warranties. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MUSCATO MAKES AND UWSI RECEIVES NO FURTHER WARRANTY, EXPRESSED OR IMPLIED, AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. MUSCATO SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ABOVE STATED LIMITED WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MUSCATO FOR DAMAGES ARISING OUT OF OR INCONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE LICENSED PRODUCT(S).

5.4 Limitation of Liability. In no event will either party be liable for special, Indirect, incidental or consequential damages including but not limited to those resulting from loss of use, data or profits arising out of or in connection with this Agreement or the use of or performance of the Licensed Product(s). This exclusion will apply regardless of the number or form of action brought . Either party's total aggregate liability for any damages to the other for any cause whatsoever, regardless of form or action, whether in contract or tort, shall be limited to the total of all fees and costs paid to Muscato by UWSI pursuant to this Agreement. The limitations contained in this Section 5.4 shall not apply to any claims under Sections 3 and 7 of this Agreement.

6.   UWSI'S RESPONSIBILITIES

6.1 UWSI will not modify, or permit any person other than Muscato to modify, any portion of the source code of any Licensed Product(s) without prior written approval from Muscato.

6.2 UWSI will identify, document. and report each problem with a Licensed Product(s) necessitating maintenance service, and will supply Muscato with all documentation and assistance necessary to demonstrate and diagnose the problem and will implement each patch, bypass, update or other solution to such problem provided by Muscato. If UWSI requests support and the malfunction is not Muscato product related, or does not result from Muscato's acts or omissions, Muscato shall he reimbursed on a time and material basis with a labor rate of $150.00 per hour.  Muscato agrees that there shall be no labor rate increase for a period of 24 months from the date of execution of this Agreement. Thereafter, any increase in the labor rates set forth in this Agreement, not exceed five percent (5%) of the previous year's fee.

6.3 UWSI will assure the proper use, management and supervision of the Licensed Product(s) and of any reasonable application programs, audit controls, operating methods and office procedures necessary for the intended use. UWSI agrees to maintain complete and current records of configuration and location of all of the Software issues under this license. From time to time, but in no event to more than once per year, and upon providing UWSI with five (5) days written notice, Muscato may request a copy of these records reasonably necessary to verify that the Software is being properly protected and accounted for.

6.4 Subsequent to UWSI's acceptance of the full implementation of the Muscato Solution and subject to UWSI's written approval, UWSI agrees to reimburse Muscato for reasonable out of pocket expenses incurred in performance of its duties hereunder, including but not limited to, airfares, hotels, meals and ground transportation while installing, training, developing or providing other services to UWSI when such services are required by the UWSL All such expenses shall be reimbursed in accordance with and at the same rates as UWSI's expense reimbursement policy for its employees.

6.5 Fees do not include any taxes, levies, deductions or similar governmental charges, however designated, which may be imposed by any jurisdiction. UWSI will pay all such taxes, levies, deductions, or similar government charges relating to the Muscato Solution or Muscato's services herein or provide Muscato with a certification of exemption from such taxes, levies, deductions, or similar governmental charges, acceptable to the appropriate authority. UWSI will not be responsible for any taxes based on Muscato's net income nor franchise or privilege taxes nor governmental license fees assessed against Muscato. Muscato shall also be responsible for all payroll taxes, withholding, assessments, contributions, retirement and other commitments made to or for the benefit of employees of Muscato. UWSI shall indemnify Muscato with respect to any claim against or liability of Muscato in connection with the foregoing including interest, penalties and fines relating thereto, where such interest, penalties and fines are directly due and payable as a result of an act or failure to act on the part of the UWSI. Muscato shall indemnify UWSI with respect to any claim against or liability of UWSI in connection with the foregoing including Interest, penalties and fines relating thereto, where such interest, penalties and fines are directly due and payable as a result of an act or failure to act on the part of Muscato.

7.   PATENT AND COPYRIGHT

7.1 Muscat° warrants to UWSI that (al Muscato owns or is duly licensed to use and sublicense the Muscat() Solution including but not limited to all Licensed Product(s), the related documentation, and any portion thereof, (b) Muscato has the full power and authority to grant UWSI all rights herein conferred, and (c) the Muscato Solution including but not limited to the Licensed Product(s), the related documentation, and any portion thereof does not infringe or violate any patent, copyright, or other property right of any third party. Muscato at Its own expense will defend any action brought against UW51 and indemnify UWSI to the extent that the action is based on a claim that the Muscat() Solution including but not limited to any Licensed Product(s), the related documentation and any portion thereof, used within the scope of this Agreement infringes any patents, copyrights, license or other property right, provided that Muscat() is notified in writing within fifteen (15) business days of receipt of such claim and given authority, information, and assistance for the defense of same.  Muscato shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall UWSI settle any such claim, lawsuit or proceeding without Muscato's prior written approval. If, as a result of any claim of infringement against any patent, copyright, license or other property right, Muscato or UWSI is enjoined from using the Muscato Solution including but not limited to Licensed Product(s), or if Muscato believes that the Muscato Solution is likely to become the subject of a claim of infringement, Muscato, in addition to its obligations to defend and indemnify UWSI, at its option and expense may procure the right for UWSI to continue to use the Muscato Solution including but not limited to Licensed Product(s), or replace or modify the Muscato Solution including but not limited to Licensed Product(s) so as to make it non-infringing. if neither of these two options is reasonably practicable, Muscato and UW51 may terminate this Agreement on one month's written notice and Muscato shall refund to UWSI the unamortlzed portion of the license fees hereunder (based on an eight (8) year straight line depreciation, such depreciation to commence on the date of acceptance of the Muscat() Solution under this Agreement). The foregoing states the entire liability of Muscato with respect to infringement of any copyrights, patents, license and other property rights by the Muscato Solution including but not limited to the Licensed Product(s), or any portion thereof.

7.2 Muscato agrees that without prior written consent of UWSI, Muscat] will not use the service marks, trademarks, or trade or corporate names of UWSI or the Company within any Muscato-related advertising, marketing materials, publicity release or sales presentation.

8.   ORDERS, SHIPMENT, INSTALLATION AND PAYMENT

8.1 Products will be ordered, shipped and paid for as set forth in Exhibit A.

8.2 All reasonable shipping, handling, packaging, or courier costs associated with the shipment of the Licensed Product(s) will be paid by UWSI if approved in advance in writing by UW51 and will be set forth separately on a Muscato invoice to UWSI. The method of Licensed Products) shipment will be specified in writing by UWSI and agreed to by Muscato.

8.3 Muscato will install the Licensed Product(s) in the UWSI environment as detailed in Exhibit B.

8.4 All solution change requests or additional support services requested by UWSI shall be handled as delineated in Section 1.5.1 of Exhibit A to this Agreement.

9.          MAINTENANCE PROGRAM

9.1 Scope of Maintenance. Upon expiration of the warranty period or on the first business day thereafter, UW51 shall begin to pay the maintenance fee as set forth in the Maintenance Agreement, attached hereto as Exhibit C (the "Maintenance Agreement"). Except as provided for in this Agreement, payment of the maintenance fees is a continuing requirement of this agreement and entitles UWSI to continue to use the Licensed Product(s) and receive maintenance as described below and as further described in the Maintenance Agreement. As a requirement of this Agreement, and set forth in Exhibit C. Muscats will provide UWSI with maintenance, as further delineated in the Maintenance Agreement, for each Licensed Froduct(s). Maintenance required as a result of unilateral configuration or specification changes made by UWSI or its representatives will be paid for by UWSI at the rates specified in the Maintenance Agreement. UNLESS MUSCATO HAS BREACHED ITS MAINTENANCE OBLIGATIONS UNDER THIS AGREEMENT , FAILURE TO PAY THE MAINTENANCE FEE SHALL RESULT IN TERMINATION OF THIS AGREEMENT, SUBJECT TO ANY APPLICABLE CURE PERIOD, AND THE LICENSE GRANTED HEREUNDER.

9.2  The Maintenance fee which UWSI shell pay Muscato shell be calculated in accordance with the Fee Schedule set forth in Exhibit C hereto. Muscatel agrees that there shall be no maintenance fee increase for a period of 24 months from the date maintenance fees first begin to accrue. Any increase in the annual maintenance fee amounts set forth in Exhibit C for any year thereafter shall not exceed ■■■■■■■■■ of the previous year's fee.

10.         DEFAULT AND TERMINATION

10.1in the event either party defaults in • any material obligation of this Agreement, the non-breaching party shall give written notice of such default, and if the party in defaulthas not cured the default within sixty 160) days of the notice, the non-breaching party shall have the right to terminate this Agreement.

10.2 Immediate Termination. Upon the occurrence of any act which constitutes a breach of Section 3, 4.2, 7, and 9 of this Agreement, the non-breaching party shall have the right to terminate this Agreement and all licenses immediately without demand or notice. Exercise of the right to terminate this Agreement shall not limit the right of the non-breaching party to seek further remedies and damages.

10.3 Effect of Termination. Except as otherwise provided for in this Agreement, upon termination of this Agreement, the license granted under this Agreement to use the Licensed Product(s) is immediately revoked. Within five (5) days after the termination of this Agreement for whatever reason, UWSI shall return to Muscatel all copies of the Licensed Product(s), updates and user manuals in UWSI's possession, including all copies of the Licensed Productisi updates and user manuals. In the alternative, upon request of Muscato, UWSI shall destroy all such copies of the Licensed Productfsl, updates and user manuals and certify in writing that they have been destroyed.  TERMINATION SHALL NOT RELIEVE THE LAWS AND AUTHORIZED USERS OF THEIR OBLIGATIONS REGARDING THE CONFIDENTIALITY OF THE LICENSED PRODUCT(S) AND UPDATES. Upon termination of this Agreement, Museato shall also return to UWSI any confidential or proprietary information belonging to UWSI and discontinue use of the UWSI/Company Trade Names if such use hail been rented under Section 7.2 of this Agreement. TERMINATION SHALL NOT RELIEVE MUSCATO OF ITS OBLIGATIONS REGARDING THE PERSONAL HEALTH CARE INFORMATION AND THE CONFIDENTIALITY OF UWSI'S CONFIDENTIAL AND PROPRIETARY INFORMATION.

10.4 Payments not Excused. Without limiting the provisions contained in Subsections 10.1, 10.2 and 10.3 of this Section, in the event of termination as a result of the UWSI's breach of the obligations under this Agreement, UWSI shall continue to be obligated for any payments due as of the date of termination. Termination of the license shall be In addition to and not in lieu of any equitable remedies available to Muscato.

10.5 Payments Excused/Refund of License Fee. Without limiting the provisions contained in Subsections 10.1, 10.2 and 10.3 of this Section, in the event of termination as a result of the Muscato's breach of its obligations under this Agreement, UWSI shall be excused from all of its payment obligations under this Agreement and, in the event UWSI has accepted the Muscat° Solution and paid the license fees and other associated costs enumerated in this Agreement, Muscat° shall further refund to UWSI one ninety-sixth (1/96) of all fees paid hereunder [excepting those associated with the hardware components of the Muscato Solution) for each month remaining in the eight (El) year period beginning on the data of acceptance and ending eight 03) years thereafter. Termination of this Agreement shall be in addition to and not in lieu of such other rights and remedies UWSI may have under the law.

11.   NOTICES

Any notices- required to be given hereunder will be given in writing and sent to the address of the appropriate party indicated on the first page of this Agreement or such other address as such party may have designated by prior written notice to the other party. All notices to Muscato will be addressed to the Attention:

Business or Contractual Notification

Brian R. Newton Chief Operating Officer Technical Notification Barbara Hornbuckie VP Technical Services	Muscato Corporation 225 S. Westmont° Drive, Suite23000 Altamonte Springs, FL 32714 Muscato Corporation 225 S. Westmonte Drive, Suite 3000 Altamonte Springs, FL 32714

All notices to UWSI will be addressed to the Attention:

Business or Contractual Notification

Paul T. Van Den Heuvel Legal Department Technical Notification Charles H. Schuele Chief Information Officer	United Wisconsin Services, Inc. 401 West Michigan Street, C-10 Milwaukee, Wisconsin 53203 United Wisconsin Services, Inc. 401 West Michigan Street, C-10 Milwaukee, Wisconsin 53203

12.          EXCUSED NONPERFORMANCE

12.1 Neither party shall be responsible for delays resulting from acts beyond the reasonable control of such party. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics,fire, communication line failures, power failures, earthquakes, other disasters or other events of the same kind.

13.         EXPORT CONTROL LIABILITY

13.1 This Agreement is made subject to any present or future laws, regulations, orders or other restrictions of the United States of America, or any political subdivision thereof, on the export from the United States of Licensed Productisi, or of information about Licensed Products}. UW51 (i} will comply with all such laws, regulations, orders and other restrictions to the extent that they are applicable to UWSI and Oil will not, directly or indirectly, export any such Licensed Product(s) or information to any country.

14.           ASSIGNMENT

14.1 UWSI may assign this Agreement, Including the license secured pursuant to this Agreement, to an entity that fells within the definition of "Company* or to any entity into which UWSI is merged or reorganized pursuant to any plan of merger or reorganization. UWSI shall provide Muscato with written notice of such assignment in a prompt and timely manner. UWSI shall not assign this Agreement or the licenses secured hereunder, in whole or in part, to any other entity without prior written permission from Muscato. Any such attempt to assign this Agreement or the rights, duties or obligations which arise under this Agreement, without such permission shall be void. Such approval by Muscato shell not be unreasonably withheld. In the event UWSI seeks to assign this Agreement to a third party UWSI contracts with to operate its data processing facilities ("Outsourcer-1, Muscato shall not object to such assignment unless it can conclusively show that the Outsourcor is a substantially-direct competitor cf Muscato. There shall be no charge to UWSI whatsoever for any assignment made under this Agreement. Divested affiliates shall be allowed to use the Licensed Product(s) at no additional charge for up to one (1) year following the effective date of the divestiture. Subsequent to said one (1) year timeframe, such divested affiliate must contract with Muscato to retain the right to continue to license and use the Licensed Product(s).

15.          TRAINING

15.1 At UW5I's option and as UWSI may reasonably request from time to time, Muscato shall be responsible for providing UWSI with appropriate and sufficient training in the operation of the Licensed Product(s). Such training shalt be provided at a UW51 or Company place of business designated by UW51, using skilled, competent and qualified personnel to satisfactorily ensure the proper, safe and efficient use and operation of the Licensed Product(s). These personnel shall also be satisfactory to UWSI in the reasonable exercise of its discretion. UWSI shall be entitled to have any number of its users attend any training session. UWSI may also send up to six (5) individuals to a Muscato class offering. The times and locations of the training provided, as well as the cost thereof, shall be as mutually agreed upon, but shall be promptly provided by Muscato following UWSI's request therefor.

16.          WAIVER, AMENDMENT OR MODIFICATION TO AGREEMENT

16.1 The waiver, amendment or modification of any provision hereof will not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought. The terms of this Agreement may be amended or modified through an Addendum to the Agreement signed by Muscat() and UWSI.

17.         AGREEMENT INTERPRETATION

17.1 In the event an inconsistency exists between this Agreement and any Exhibit hereto, the Exhibit shall control. In the event of an inconsistency between the PIER (attached hereto as Exhibit E) and any other Exhibit, the PIER shalt control. Defined terms found in this Agreement or in any Exhibit apply throughout the complete Agreement.

18.         ENFORCEMENT OF TERMS

18.1 Should any provision of this Agreement be held to be illegal, invalid, or unenforceable for any reason, the remaining provision(s) shall remain in full force and effect as if the illegal, invalid, or unenforceable provision(s) were excised therefrom.

19.         ATTORNEY FEES AND COST

19.1 Should legal action be necessary to enforce any nbligation(s) set forth herein, the prevailing party shall be entitled to reasonable attorney fees and cost at the expense of the non-prevailing party.

20.         ESCROW OF SOURCE CODE

20.1 Muscato agrees to keep and maintain a current copy of the Licensed Product(s) Source Code In escrow at Iron Mountain, 3608 Shader Road, Orlando, Florida 32808. Muscato shall be authorized to change escrow agents upon written notice to the UWSI. Should the UWSI require their specific configuration of the Licensed Products) to be escrowed, a separate escrow agreement will be necessary which UW51 may request at any time. Cost associated with this additional effort is the responsibility of the UWSI and is Included in the Maintenance Program described in Exhibit C. The escrowed Source Code will be managed in accordance with the Terms and Conditions of the Source Code Escrow Agreement in Exhibit D.

21.         MEDICARE CONTRACTING RULES.

21.1 This Agreement shall incorporate in all respects the Medicare Addendum attached hereto as Exhibit F.

22.    ENTIRE AGREEMENT, GOVERNING LAW

22.1 This Agreement together with the attached Exhibits relating to any Licensed Product(s), constitutes the entire Agreement for the licensing and maintenance of such Liconsorl Product(s) There are no other Agreements or understandings, oral or written, relating to such licensing and maintenance by which the parties mend to be bound. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin.

23.        PARAGRAPH HEADINGS

23.1 The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

IN WITNESS WHEREOF, UWSI and Muscato Corporation have caused this Agreement to be executed by their duly authorized representatives as indicated below.

"Muscato Corporation"	"United Wisconsin Services, Inc."
Authorized Signature	Authorized Signature

/s/	/s/
Name	Name
VP	CFO
Title	Title
4/28/00	4/28/00
Date	Date

MUSCATO CORPORATION
HARDWARE, SOFTWARE LICENSE and SERVICES AGREEMENT
DELIVERABLES
EXHIBIT A

The following deliverables are for the Muscato Software and Services Solution as proposed in the PIER, Version 2.1 dated April, 2000, for UWSI and United Government Services, LLC, Electronic Commerce Solution.

MAINTENANCE SITE NO.: To Be Assigned

MEDIA: CARTRIDGE { } TAPE { } CD ROM { }

ADDRESS: ____________________

SHIPPING ADDRESS: ____________________
CONTACT NAME: ____________ TELEPHONE NO: ____________

DELIVERY DATE: TBA METHOD OF SHIPMENT: TBA

1. PRICING

1.1 Solution and Services Pricing

Pricing United Wisconsin Services, Inc. Project	
Description	**Costs**
SOFTWARE:	
ENGIN V2.6 Message Solutions (single user copy)	The following are included in the Base License for the cost of
Base System (single user copy)	
Windows 95/98/NT Client Server	....
Host Server Administrators	....
Environment Managers	....
Operational Command Center	....
Event Logger Module	....
Task Manager	....
Data Services Modules (single user copy)	....
Compounder	....
Formatter	....
Router	....
Translator	....
* BASE LICENSE FEE:	[redacted]
Electronic Commerce	The following are included for a cost
Trading Partner Management	
Batch Gateway	[redacted]
* Transaction Warehouse

Pricing
United Wisconsin Services, Inc.
Project

*	Claims Application Tower	[redacted]
*	3270 File Transfer via AT&T Global Network Services using PASSPORT	[redacted]
*	**SOFTWARE LICENSE SUB-TOTAL:**	[redacted]
	OPTIONAL PROFESSIONAL SERVICES:	
*	Optional Project Management by Muscato, [redacted] per day for the life of the project.	See 1.6.3, Optional Support Services
*	**HARDWARE AND 3rd PARTY SUPPORT COSTS:** IBM Hardware and Services	[redacted]
*	Installation of Configuration (10 days offsite in Orlando) On-site Assistance One (1) week Network Services Support One (1) week Additional Professional Services Rate	The following services are included for a cost of [redacted]
	Network Services System Evaluation and Upgrade Review of Existing F40 Environment	
	5 x Input Formats (includes format validation)	
	4 x Output Formats	
*	5 x Translations ([redacted] per Translation including 5 days for mapping and 5 days for testing).	[redacted]
	Payer Edits for Remittances	
	Cutover/Rebatch of remittances to be concatenated depending on DD #/Provider #	
	Concatenation of Claims Files for sending to Payer	
*	**INSTALLATION COSTS SUBTOTAL:**	[redacted]
*	**PROJECT TOTAL:**	[redacted]

1.2 Additional Software Licenses

For additional ENGIN Base Licenses (see above for details of components of the Base License), the discount structure is [redacted] for 2nd ENGIN, [redacted] 3rd ENGIN and [redacted] for every ENGIN thereafter off of the Base License Fee of [redacted].

1.3 Price Protection

By mutual agreement the above pricing will apply for [redacted] from the effective date of the HSLSA.

1.4 Product Protection

Muscato's new product release policy provides for upward migration by UWSI from the Licensed Product(s) to new releases. Equally the release of new versions of the Licensed Product(s) by Muscato does not obligate UWSI to purchase such new versions.

Under Exhibit C of the Agreement, entitled Extended Maintenance Program, Muscato is obligated to maintain and support the versions of the Licensed Software delivered to UWSI as part of the proposed solution. The time period that Muscato will agree to support past versions of Licensed Product(s) under Exhibit C, is by mutual agreement. It is understood by the parties that this remains in effect as long as UWSI continues the maintenance agreement.

1.5 Hardware Agreement

A. UWSI will order from Muscato from the hardware and software components detailed below (the "Components"). The total cost of the Components, Installation and thirty-six (36) month Service Suite is [redacted]

B. Only the terms and conditions contained in the Agreement and this Exhibit A shall control the purchase of the Components. The terms and conditions of any Muscato or third-party vendor invoice issued in connection with the purchase of the Components that are in addition to or inconsistent with the terms and conditions of the Agreement or this Exhibit A are null and void and shall not be binding on UWSI. Notwithstanding the foregoing, all terms and conditions relating to the Service Suite - with the exception of pricing terms enumerated herein - shall be negotiated between UWSI and IBM, vendor for the Service Suite product.

C. All installation work shall be scheduled during UWSI's normal business hours and shall be performed by skilled, competent and qualified personnel whom are deemed satisfactory to UWSI in the reasonable exercise of its discretion.

D. All fees and costs including applicable taxes shall be invoiced by Muscato and paid by UWSI within thirty (30) days of receipt of such invoice.

E. UWSI shall pay the reasonable costs of shipping and handling of the Components in accordance with the provisions of Section 8.2 of the Agreement. Risk of loss shall inure to UWSI upon receipt of the Components at its stipulated facility(ies).

F. UWSI shall be responsible for all maintenance charges for the Components after expiration of the thirty-six (36) month Service Suite period.

Hardware configuration

Qty.	Manufacturer's Product #	Description
		HARDWARE
1	7026-H70	RS/6000 ENTERPRISE SERVER H70 1.44 MB 3.5" DISKETTE DRIVE (2) INTEGRATED ULTRA SCSI ADAP INTEGRATED ETHERNET
1	2114	SCSI ADAP DIFF EXTERAL Y CALBE
1	2447	16BIT PCI SCSI SE ADAP TO 6PK CBL
1	2448	TERMINATOR
1	2624	32X CD ROM
1	2908	9.1GB 1" ULTRA SCSI DISK DRIVE
1	2913	9.1GB 1" ULTRA SCSI H/S DISK
1	2934	ASYNC TERMINAL CABLE
2	2968	10/100 ETHERNET ADAPTER
1	3124	SERIAL TO SERIAL PORT CABLE
1	4098	MEMORY EXPANSION
4	4119	512MB SDRAMM DIMMS
1	4319	2-WAY RS64 II 340MHZ PROCESS
2	4959	TOKEN RING ADAPTER
2	6207	ULTRA SCSI DIFF ADAPTER
2	6290	MODULAR AC POWER SUPPLY
1	6230	SERIALRAID PLUS ADAPTER
1	6547	SCSI HOT SWAP 6PK
1	9300	ENGLISH
1	7026-H70	RS/6000 ENTERPRISE SERVER H70 1.44 MB 3.5" DISKETTE DRIVE (2) INTEGRATED ULTRA SCSI ADAP INTEGRATED ETHERNET
1	2114	SCSI ADAP DIFF EXTERAL Y CALBE
1	2447	16BIT PCI SCSI SE ADAP TO 6PK CBL
1	2448	TERMINATOR
1	2624	32X CD ROM
1	2908	9.1GB 1" ULTRA SCSI DISK DRIVE
1	2913	9.1GB 1" ULTRA SCSI H/S DISK
1	2934	ASYNC TERMINAL CABLE
2	2968	10/100 ETHERNET ADAPTER
1	3124	SERIAL TO SERIAL PORT CABLE
1	4098	MEMORY EXPANSION
4	4119	512MB SDRAMM DIMMS
1	4319	2-WAY RS64 II 340MHZ PROCESS
2	4959	TOKEN RING ADAPTER
2	6207	ULTRA SCSI DIFF ADAPTER
2	6290	MODULAR AC POWER SUPPLY
1	6230	SERIALRAID PLUS ADAPTER
1	6547	SCSI HOT SWAP 6PK
1	9300	ENGLISH
2	3153-BG3	ASCII TERM/GREEN WITH KEYBRD
1	7014-S00	SYSTEM RACK
2	0127	CONTENT : 7026-H70
1	0162	CONTENT: 7337-306

1	6171	ADDITIONAL PDU
1	9171	POWER DIST UNIT SIDE MOUNT
1	9300	ENGLISH
1	9800	POWER CORD
1	7337-306	DIGITAL LINEAR TAPE LIBR-RACK
1	0702	ADDITIONAL DRIVE
1	0808	10PK MEDIA MAGAZINE
2	8707	7-PK DIGITAL LINEAR TAPE
1	9131	0.6 SCSI CABLE
3	7133-D40	ADVANCED SSA DISK SUBSYSTEM
3	8022	POWER SUPPLY
3	8031	RAVEN BLACK COVER
48	8436	36.4GB ADVANCED SSA DRIVE
12	8802	2.5M ADVANCED SSA CABLE
2	7205-311	35GB DLT DRIVE
2	8707	1 DLT MEDIA KIT
2	9143	SCSI-2 CABLE AND TERMINATOR
2	9800	POWER CABLE
1	7014-S00	SYSTEM RACK - STEALTH BLACK
3	0156	CONTENT: 7133-D40
1	6171	ADDITIONAL PDU
1	9171	PDU
1	9300	ENGLISH
1	9800	POWER CORD

* [redacted]

2	5765-C34	AIX VERSION 4
2	4061	AIX 4.3 FOR 1-2 USERS
2	9001	ASSET REGISTRATION
2	5765-D28	HACMP 4.3
2	6002	HIGH AVAILABILITY SUBSYSTEM
2	9001	ASSET REGISTRATION
2	04L0743	ENETWORK COMMUN SERV FOR AIX V5.0
1	5697-TSM	TIVOLI STORAGE MANAGER 3.7
1	0019	UNIX PER SERVER INSTALL
2	5692-AIX	SYSTEM SOFTWARE
2	0838	V4.3 UPDATE CD
2	0857	AIX 4.3 SERVER 1-2
2	0860	AIX4.3 BONUS PK N/EXP
2	1004	CD ROM PROCESS CHARGE
2	2924	ENGLISH
2	3410	CD ROM
2	9001	ASSET REGISTRATION

* [redacted]

2	IBM/C	INTEGRATION/OS LOAD &TEST
3	IBM/I	7133 INTEGRATION

2	IBM/F	INSTALL PDU
2	IBM/E	RACK MOUNTING/PALLET
	*NOTES:	TIVOLI STORAGE MANAGER INCLUDES 1YR SUPPORT. CUSTOMER MUST PURCHASE RENEWALS THROUGH TIVOLI DIRECT.

Qty.	Services Description
1	SERVICE SUITE-36MO, COMPREHENSIVE FOR ALL 4 SYSTEMS (A QUANTITY OF 2 H70 SYSTEMS AND A QUANTITY OF 2 140 WORKSTATIONS) AND PERIPHERALS INCLUDED HARDWARE SUPPORT: (2) 7026-H70, (2) 7014-S00, (2) 7205-311, (1) 7337-306, (4) 2104-DL1, (2) 7043-140 SOFTWARE SUPPORT: AIX /HACMP/SNA SYSTEM ALERT FOR AIX

Qty.	PN#	Services Description
1		EDUCATION CARD - 1YR Education

Qty.	Manufacturer's Product #	Description
		HARDWARE
2	7043-140	RS/6000 43P MODEL 140 CD ROM 1.44MB DISKETTE DRIVE INTEGRATED SCSI-2 F/W ADAPTER INTEGRATED 10BT ETHERNET
2	2830	POWER GXT130P GRAPHICS ACCEL
2	2904	9.1GB ULTRA-SCSI HIGH DD S
2	2968	10/100 ETHERNET ADAPTER
2	3629	P76 17" MONITOR
2	4102	SELECT 128MB DIMM
2	4346	SELECT 332MHZ PROCESSOR
2	6041	MOUSE - IVORY
2	6600	KEYBOARD - IVORY
2	9300	LANGUAGE - ENGLISH
2	9800	POWER CORD

2	5765-C34	AIX VERSION 4
2	4061	AIX 4.3 FOR 1-2 USERS
2	4062	INFOEXPLORER
2	9001	ASSET REGISTRATION
2	5692-AIX	SYSTEM SOFTWARE
2	0857	AIX 4.3 SERVER 1-2
2	0860	AIX4.3 BONUS PK N/EXP
2	0863	INFOEXPLORER

2	2924	ENGLISH
2	3430	SUPRESS MEDIA
2	9001	ASSET REGISTRATION

* [redacted]

2	IBM/A	INTEGRATION OS LOAD

1.6 **Additional Items**

1.6.1 **Solution Changes and Support:**

Any changes requested by UWSI will be documented jointly by Muscato and UWSI using Muscato's Solution Change Request ("SCR") Program.

The SCR process requires UWSI to submit a written request of the changes required, and for Muscato to respond with a written proposal identifying the time, cost, and a start date, to complete such changes. On written confirmation from UWSI that such delivery times and costs are accepted, Muscato will implement the requested change(s). In all cases work will be performed as quoted unless otherwise mutually agreed.

The required SCR documentation shall include:

Part I: GENERAL INFORMATION:

Initiated By: ______________________ Start Date: ________

SCR# ___________

Platform Type: ______________________

Product Type: ______________________

Part II: DESCRIBE REQUESTED CHANGE:

Enhancement: ___________

Description:

Part III: ESTIMATED HOURS

Customer: ____________ Maintenance: ____________

Project: ____________ Billable: ____________

ESTIMATE ACTUAL RESEARCH DESIGN

PROGRAMMING Q&A TESTING IMPLEMENTATION

Release Level: ____________

ADMINISTRATION ____________

Start Date: ____________

TOTAL COSTS: ____________

End Date: ____________

Estimated by: ____________ Date: ____________

Technical Manager: ____________ Date: ____________

Account Manager: ____________ Date: ____________

Customer: ____________ Date: ____________

1.6.2 Training Services:

* *__Training at Muscato.__* [redacted] per student per seven (7) hour day. [redacted]. Training fees exclude UWSI's travel accommodation, and out-of-pocket business expenses associated with these consulting services. [redacted]

* *__Training at Client Site.__* [redacted] (7) hour day. All same rules and restrictions apply.

1.6.3 OPTIONAL Support Services:

In the event that UWSI desires to contract for services beyond those provided by Muscato to UWSI as part of the Muscato Solution, the following shall apply. Any travel, accommodation or out-of pocket expenses Muscato incurs in provision of the

Optional Support Service shall be subject to the provisions of Section 6.4 of the Agreement.

Consulting Services. Actual rates vary with the complexity of the business opportunity. Hence the level of personnel experience needed may be discounted for long term engagements, but for initial pricing, the average rate is [redacted]
* [redacted], plus reasonable travel, accommodation and out-of-pocket expenses (.

Business Rules Consulting. These rates are applied when business rules are needed for allowing the dictionary maps to properly translate. The standard fee is
* [redacted]/day, plus reasonable travel, accommodations and out of pocket expenses. In the event that work performed is less than a full day, Muscato will invoice UWSI on a pro-rata basis for work performed.

Product Integration and Environment Review. Every business opportunity requires that a PIER be executed so that Muscato Corporation can determine the best
* possible solution. The minimum fee for a PIER is [redacted]
per person day, plus reasonable travel, accommodation and out-of-pocket expenses.
* (PIER fees typically average between [redacted]. In the event that additional software is purchased, the parties agree to apply the fees for the PIER against the cost of the software. However, in the event that the majority of the purchase is services, this shall apply only by mutual agreement.

"Muscato Corporation"	"United Wisconsin Services, Inc."
Authorized Signature	*Authorized Signature*
Name	Name
V.P.	CTO
Title	Title
4/28/00	4/28/00
Date	Date

MUSCATO CORPORATION
HARDWARE, SOFTWARE LICENSE AND SERVICES AGREEMENT
DESIGNATED SYSTEM DETAIL AND PAYMENT TERMS
EXHIBIT B

The following License Order is for the Muscato Software and Services Solution as proposed in the PIER, Version 2.1 dated April, 2000, for UWSI and United Government Services, LLC.

1. **DESIGNATED SYSTEM**

The parties agree that UWSI shall be entitled to use one (1) copy of the Licensed Product(s) in the Electronic Data Interchange industry as further delineated in the Agreement which shall be resident on the ____________________, located at UWSI's facility known as ____.

DESIGNATED PRODUCTION SYSTEM ID #, UWSI to provide

________________________________.

(Serial, system or other manufacturer's ID number)

UWSI shall also be entitled to make copies of the Licensed Product(s) in accordance with the provisions of the Agreement:

DEVELOPMENT, BACK-UP AND TEST SYSTEM ID #, UWSI to provide

____

(Serial, system or other manufacturer's ID number)

HOTSITE BACKUP SYSTEM ID #, UWSI to provide

________________________________.

(Serial, system or other manufacturer's ID number)

2. **PAYMENT TERMS**

*

[redacted]

IN WITNESS WHEREOF, UWSI and Muscato Corporation have caused this Agreement to be duly executed by their authorized representatives as of the later of the dates indicated below.

"Muscato Corporation"	"United Wisconsin Services, Inc."
Authorized Signature	*Authorized Signature*
Name	Name
V.P.	CIO
Title	Title
4/28/00	4/28/00
Date	Date

MUSCATO CORPORATION
HARDWARE, SOFTWARE LICENSE AND SERVICES AGREEMENT
EXTENDED MAINTENANCE PROGRAM
EXHIBIT C

The following Maintenance Program is for the Muscato Software and Services Solution as proposed in the PIER, Version 2.1 dated April, 2000, for UWSI and United Government Services, LLC.

For the consideration granted herein, the parties agree as follows:

1. <u>TERMINOLOGY</u>

1.1. <u>Extended Maintenance Program</u> means the maintenance of Muscato Licensed Product(s) wherein Muscato customer service will provide telephone support to the Maintenance Site twenty-four (24) hours per day, seven (7) days per week. Under Extended Maintenance Muscato will make available to UWSI all applicable Licensed Product(s) Releases. UWSI is responsible for installing all new Releases.

1.2. <u>Current</u> means Licensed Product(s), which are no more than one Release behind Muscato's most recent Release version. Each new release will be provided as a provision of this Agreement.

1.3. <u>Maintenance Site</u> means the UWSI's Facility designated by the UWSI where a specific Licensed Product(s) is to be installed and operated as described in Exhibit B.

1.4. <u>Site Number</u> means the identification number that Muscato assigns to each Maintenance Site.

2. <u>SOFTWARE MAINTENANCE</u>

2.1 If a Current Licensed Product(s) fails to operate in accordance with it's specifications (including, but not limited to, those enumerated in the PIER), documentation or then current user documentation or guide, or experiences any material programming error, Muscato shall take such corrective measures as are necessary to correct or eliminate such program errors or malfunctions or replace any portion of the Licensed Product(s) that is affected by such program errors or malfunctions.

2.2 Muscato will respond to maintenance requests by acknowledging receipt of the problem within [redacted] of UWSI service request under the Maintenance Program. Muscato can only guarantee the above response to problems that are telephoned into Muscato Customer Service Department using the dial up properties provided. After notice via telephone, Muscato shall confirm UWSI's maintenance request in writing. At its sole option, Muscato may respond in writing via e-mail.

2.3 Under this Exhibit C and subject to Section 1.2 above, Muscato agrees to supply support and service on all current releases. The extent of support and service is not the same for each problem or category of software products. The types of problems are classified as Critical, Serious, Normal and Minor as more fully defined below.

2.4 All maintenance shall be performed in a quality and workmanlike manner and shall be subject to Sections 5.2 (a), (b) of the Agreement.

3. TERM

3.1. The UWSI Extended Maintenance Program becomes effective upon the expiration of the Warranty Period enumerated in the Agreement and shall remain in effect as long as UWSI remains current on its maintenance program payments. Failure to maintain a current maintenance program will cause the immediate termination of the license and associated maintenance program. UWSI may elect to terminate the maintenance program by providing Muscato * written notice, [redacted] prior to the requested termination date. On termination pursuant to this subsection, all Licensed Product(s) and associated documentation must be returned along with a certification that all Licensed Product(s) have been removed from all systems within the operating environment. Notwithstanding the foregoing provisions of this Section 3.1, UWSI's right to license and utilize the Licensed Product(s) shall survive termination of the Extended Maintenance Program in the event Muscato breaches its obligations under the Extended Maintenance Program as detailed in this Exhibit C.

4. PAYMENT TERMS

* The initial Monthly Maintenance Fees shallbe [redacted]. UWSI shall have the right to pay the Maintenance fees on an annual basis. If UWSI elects * to pay on an annual basis, such monthly payments shall be [redacted] * [redacted] are due in advance of the start of the year for which the payment is being made.

* [redacted]

* [redacted]

SYSTEM ID #	LICENSED PRODUCTS FEE	MAINTENANCE PROGRAM	MAINTENANCE FEE(S) PER MONTH (US$)
* TO BE PROVIDED BY UWSI	As listed in Exhibit A, for the First License a total of * [redacted]	Extended	[redacted]

5. SERVICE LEVEL ESCALATION PROCEDURE

Muscato Corporation will provide Muscato's Extended Maintenance Program, under which, Muscato's Customer Service provides telephone support to the maintenance site Twenty-four (24) hours per day, Seven (7) days per week.

The response commitment under the Extended Maintenance Program is an acknowledgment of receipt of the problem based on notification of the severity level of the problem. The primary purpose of the Customer Service organization is to provide Muscato customers with a single contact point for reporting problems in order to provide the maximum possible support for critical problems. This single point is the same regardless of the severity of the problem.

All problems are logged regardless of the severity of the problem. At any point during the life of the problem, a customer may call Customer Service for a status update.

In order to provide the proper level of service, an orderly communication network is required to resolve all problem situations in a prompt, professional manner. "Problems" are defined in four categories, based on the level of severity.

Category 1, Critical Problem: A software product problem which has stopped or prevents UWSI from continued production or development.

Category 2 Serious Problem: A software product problem that could be avoided, but causes the system or processing module to stop or causes erroneous results without messages, warnings or faults or a regression where something worked correctly in a previous Release but now does not.

Category 3 Normal Problem: A software product problem that can be avoided or ignored, but causes continuing or recurring problems for UWSI.

Category 4 Minor Problem: A software product problem that causes no particular problems for UWSI but is incorrect behavior and can be avoided or ignored.

RESPONSE- Muscato will provide technical response within [redacted] of receipt of confirmation of UWSI's service request under the Maintenance program.

For a declared Critical or Serious problem, Muscato will work with UWSI on a continuous 24 hour a day basis until a work around is available and UWSI's production or development is resumed. Engineering approved fixes for a Critical or Serious problem will be provided to UWSI as soon as it is reasonably possible.

For a Minor problem, Muscato will provide a fix in the next software release.

Once the customer has determined a critical or serious problem exists, they will notify Muscato and it is UWSI's responsibility to state that the problem is determined to be critical. Once the problem has been acknowledged, Muscato will assign a customer service representative to coordinate assistance for problem resolution. In addition, the Account Manager will provide interaction as to the progress being made, and, any additional requirements, which may be necessary. UWSI has mandatory responsibility for providing Muscato with dial in access, technical support capable of providing trace information, and archive capability of configuration changes. It is also mandatory that UWSI to keep backup configurations, in order for Muscato to provide assistance and support.

The response times in no way reflect the actual time frame to provide a solution. Both parties recognize this cannot be determined in advance; however, both parties agree that best efforts shall be used to provide a solution in the most timely manner.

IN WITNESS WHEREOF, Group UWSI and Muscato Corporation have caused this Agreement to be duly executed by their authorized representatives as of the later of the dates indicated below.

"Muscato Corporation"

Authorized Signature

Name

V.P.

Title

4/28/00

Date

"United Wisconsin Services, Inc."

Authorized Signature

Charles H. Ahearn

Name

CFO

Title

4/28/00

Date

MUSCATO CORPORATION
HARDWARE, SOFTWARE LICENSE AND SERVICES AGREEMENT
SOURCE CODE ESCROW AGREEMENT
EXHIBIT D

THIS AGREEMENT made and entered into this ____ day of ____, 2000 between Muscato Corporation, a Florida corporation with its principal office at 225 S. Westmonte Drive, Suite 3000, Altamonte Springs, Florida 32714, hereafter referred to as "Muscato" and United Wisconsin Services, Inc., a Wisconsin corporation, with its principal office at 401 West Michigan Avenue, Milwaukee Wisconsin, hereafter referred to as "UWSI", and Iron Mountain, with its principal office at 3608 Shader Road, Orlando, Florida 32808, hereafter referred to as "Escrow Agent".

WHEREAS, Muscato and UWSI have entered into a Hardware, Software License and Services Agreement (the "HSLSA") pursuant to which Muscato has provided to UWSI certain proprietary computer programs in object code form, such programs being listed In Exhibit A hereto the "Licensed Product(s)" and;

WHEREAS, Muscato and UWSI have agreed to place the source code corresponding to the Licensed Product(s) in escrow to be released to UWSI under certain specified conditions;

NOW THEREFORE, in consideration of the foregoing and obligations hereunder the parties agree as follows:

1. DEFINITIONS

1.1 Agreement means this Source Code Escrow Agreement, including any exhibits or amendments.

1.2 Source Code means human-readable computer programming code, associated procedural code, and related and supporting documentation, corresponding to the Licensed Product(s) and all subsequent versions thereof furnished to UWSI.

2. REPRESENTATIONS AND WARRANTIES OF MUSCATO

2.1. Ownership Of Source Code. Muscato warrants and represents to UWSI that it is the owner of and holder of all rights in the Source Code and that the Source Code embodies highly valuable trade secret information, the design and development of which has required significant expenditures of time and money, and that Muscato has the right to grant to UWSI the license rights to the Source Code, pursuant to Section 9 hereof, and to deposit the Source Code with Escrow Agent pursuant to the terms hereof.

2.2. Licensed Product(s) Correspond With Source Code. Muscato warrants and represents to UWSI that the Source Code to be deposited with Escrow Agent is the most current version of the Licensed Product(s) available as of the date of this Agreement.

3. PURPOSE OF AGREEMENT: DEPOSIT OF SOURCE CODE

3.1. Deposit Of Source Code. The deposit of Source Code and the license thereof to UWSI pursuant to Section 9 hereof is intended to provide UWSI with the assurance of access and right of use of the Source Code in the event of a breach of Muscato's obligations as set forth in Section 5 hereof. Escrow Agent agrees to accept from

Muscato and Muscato agrees to deposit with Escrow Agent, within ten (10) business days of the date of this Agreement, a copy of the Source Code. Muscato will furnish to Escrow Agent a list describing all Source Code so deposited. Such description will be supplemented and updated by Muscato with each subsequent deposit of revised or updated Source Code. For each deposit, Escrow Agent will issue receipts to Muscato.

3.2 Update And Maintenance Of Source Code. During the period in which UWSI contracts with Muscato for maintenance of the Licensed Prodcuct(s), Muscato shall keep the Source Code in escrow fully current by depositing the listings and all supporting documentation and related materials of each and every update, correction or new release of the Licensed Programs on a semi-annual basis.

3.3 Verification And Testing Of Source Code. At UWSI's sole expense, UWSI may appoint any independent firm of certified public accountants of national reputation to inspect, test and review the Source Code, under obligation of confidentiality, at the time of the initial deposit and at the time of each subsequent deposit of the Source Code in escrow to verify that it corresponds to the Licensed Programs, and Escrow Agent shall permit such inspections and testing of the same promptly upon request. Such inspections shall be conducted at the office of the Escrow Agent.

3.4 Escrow Agent Fee. Muscato shall be solely responsible for all escrow fees, as part of the ongoing Extended Maintenence Program. In the event such escrow fees

* [redacted]

4. TITLE TO SOURCE CODE

4.1 Title to the source code shall remain with Muscato, but title to the copy deposited in escrow hereunder shall, in the event that the source code is delivered to UWSI pursuant hereto, pass to and vest in UWSI. Notwithstanding its ownership of a copy of the source code in such event, UWSI shall remain subject to the terms of the license granted pursuant to the HSLSA and Section 9 hereof with respect to the use of the source code.

5. BREACH OF OBLIGATIONS BY MUSCATO

5.1 The following events constitute a breach of Muscato's obligations under this Agreement and shall, if not cured, constitute grounds for release of the source code: 1. Muscato admits in writing its inability to pay its debts generally as they become due; 2. Muscato makes a general assignment for the benefit of creditors; 3. Muscato consents to the filing of a petition of bankruptcy against it; 4. A petition of bankruptcy is filed against Muscato and is not stayed or is not dismissed within thirty (30) days after such filing; 5. Muscato is adjudged bankrupt or insolvent by a court of competent jurisdiction; 6. Muscato seeks reorganization under any bankruptcy act or law or consents to the filing of a petition seeking such reorganization; 7. A receiver, liquidator or trustee in bankruptcy is appointed for Muscato by any court of competent jurisdiction; 8. Muscato stops offering the Licensed Programs for sale; or 9. Muscato breaches any of its warranty or maintenance obligations under the HSLSA.

6. RELEASE OF SOURCE CODE TO UWSI

6.1 The copy of the Source Code to be deposited in escrow pursuant to this Agreement shall be released to UWSI only in accordance with the terms of this Agreement.

6.2 Notice Of Default; Right To Cure. If UWSI shall conclude in good faith that a breach by Muscato, as set forth in Section 5 of this Exhibit D has occurred, UWSI shall so notify Muscato in writing, specifying in reasonable detail the respects of the alleged breach. A copy of such notice shall be served simultaneously upon Escrow Agent. Muscato shall have the right to cure the identified default for a period of thirty (30) days after service of such notice. If, at the conclusion of such cure period, UWSI shall conclude in good faith that the identified breaches have not been cured, UWSI may so notify both Muscato and Escrow Agent, and such notice shall include a demand that Escrow Agent release the Source Code to UWSI pursuant to the terms hereof.

6.3 Dispute By Muscato. If Muscato disagrees that it has materially breached its obligations, Muscato shall, within ten (10) days after receipt of UWSI's notice and demand for release, notify both Escrow Agent and UWSI in writing that it objects to release of the Source Code. Failure of Muscato to furnish timely notice objecting to release of the Source Code shall conclusively establish its consent to the immediate release of the Source Code to UWSI under the terms of this Agreement.

7. ARBITRATION OF DISPUTES

7.1 In the event of any dispute respecting release of the Source Code under Sections 5 and 6 hereof, representatives of Muscato and UWSI shall meet no later than fifteen (15) days after delivery of Muscato's notice objecting to such release and shall enter into good-faith negotiations in an attempt to cure the alleged breach by Muscato. If the dispute cannot be resolved within the following (15) days, either Muscato or UWSI may seek resolution under Section 8 hereof.

8. DISPUTE RESOLUTION PROCEDURE

8.1 IF A DISPUTE RESPECTING RELEASE OF THE SOURCE CODE UNDER SECTION 5 AND 6 CANNOT BE RESOLVED AS SET FORTH IN SECTION 7 HEREOF, THEN THE PARTIES SHALL SUBMIT THE DISPUTE TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATION SHALL BE CONDUCTED IN ENGLISH AT A SITE MUTUALLY ACCEPTABLE TO BOTH PARTIES.

8.2 Any award, order or judgment rendered in an arbitration shall be deemed final and may be entered and enforced in any court of competent subject matter jurisdiction. The parties irrevocably consent and submit to the personal jurisdiction of such a court for the purposes of confirmation and enforcement of said award or decision.

8.3 If either party institutes an action to enforce this Agreement or any of its terms, the prevailing party also shall be entitled to recover all costs, expenses and reasonable attorney's fees.

9. LICENSE OF SOURCE CODE

9.1 If the Source Code is delivered out of escrow to UWSI pursuant to the terms of this Agreement, UWSI shall be licensed by Muscato, and Muscato does hereby license UWSI, to use, modify, maintain, copy and update the Source Code in all such respects as may be necessary for UWSI to maintain and update the Licensed Programs for use in accordance with this Agreement. The object code resulting from such use of the source code shall be owned by UWSI and maintenance of the resulting code is the responsibility of the UWSI.

10. LIMITATION ON ESCROW AGENT'S OBLIGATION

10.1 Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices or other documents required or otherwise provided hereunder, and it shall be entitled to assume that the signatures on such documents are genuine and that the signatories have the necessary authority to act. Without limiting the foregoing, Escrow Agent may in its discretion require from Muscato or UWSI additional documents that it deems to be necessary or desirable.

10.2 Notwithstanding any other provision of this Agreement, in the event Escrow Agent shall receive conflicting demands from Muscato and UWSI regarding release of the source code, Escrow agent may, in its sole discretion, file an interpleader action with respect thereto in any court of competent jurisdiction and deposit the Source Code with the clerk of the court or withhold release of the Source code until instructed otherwise by court order.

11. RELEASE AND INDEMNIFICATION OF ESCROW AGENT

11.1 Muscato and UWSI do hereby release Escrow Agent from any and all liability for losses, damages and expenses, including attorney fees, that may be incurred on account of any action taken by Escrow Agent in good faith pursuant to this Agreement, and such parties do hereby severally indemnify Escrow Agent and hold harmless Escrow Agent from and against any claims, demands, or actions arising out of or resulting from such performance by Escrow Agent under this Agreement.

12. CONFIDENTIALITY AND USE OF SOURCE CODE

12.1 The Source Code released to UWSI under this Agreement shall be used by UWSI solely for the purposes permitted by this Agreement. UWSI shall treat and preserve the Source Code as a trade secret of Muscato in accordance with the same practices employed by UWSI to protect its own trade secrets against unauthorized use and disclosure.

12.2 The obligation of this Section shall survive the termination of this Agreement for any reasons and shall continue for as long as the Source Code continues to include trade secrets of Muscato.

13. TERM OF AGREEMENT: ABILITY TO PERFORM

13.1 The term of this Agreement commences on the effective date hereof and continues until the Source Code shall be transferred to the UWSI pursuant to its terms. If such transfer does not occur, the Agreement shall terminate and the Source Code shall be returned to Muscato upon the termination of the Maintenance Agreement.

13.2 The parties represent and warrant that they have full power and authority to undertake the obligations set forth in this Agreement.

14. CONTROLLING LAW

14.1 This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida.

15. NOTICES

15.1 All notices or other communications shall be in writing and be sent by certified mail, return receipt requested, to the respective parties at the addresses stated in the HSLSA and in the case of Escrow Agent, as stated above,, unless a different address is designated in writing. Such notices shall be to the attention of the representatives of the respective parties as designated by the Purchase Order for the Licensed Programs, unless a different representative is designated in writing.

16. **MISCELLANEOUS**

16.1 No party shall, by mere lapse of time be deemed to have waived any breach by the other party of any of the provisions of this Agreement. The waiver by any party of a particular breach by any other party shall not be construed as a continuing waiver of such breach or other breaches.

16.2 If any part, term or provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a government entity having jurisdiction over this Agreement, the validity of the remaining provisions shall be unaffected.

16.3 UWSI may assign its rights under this Agreement without the prior written consent of Muscato, which consent shall not be unreasonably withheld.

16.4 No party shall be in breach if failure to perform any obligation hereunder is caused solely by conditions beyond its control, including, but not limited to, acts of God, civil strife, labor disputes, or governmental demands or requirements.

17. **COMPLETE STATEMENT OF AGREEMENT**

17.1 The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive escrow agreement and supersedes all prior agreements or communications whether oral or written concerning the escrow of the Source Code which is the subject of this Agreement.

IN WITNESS WHEREOF, Iron Mountain, UWSI and Muscato Corporation have caused this Agreement to be duly executed by their authorized representatives as of the later of the dates indicated below.

"Muscato Corporation"	"United Wisconsin Services, Inc."
Authorized Signature	*Authorized Signature*
Name	Name
V.P.	CTO
Title	Title
4/28/00	04/28/00
Date	Date

"Iron Mountain"
Authorized Signature

Name

Title Date